SHARE ACQUISITION AND EXCHANGE AGREEMENT

Dated October 1, 2007

by and among

Genesis Technology Group, Inc.,

Karmoya International Ltd. (“Karmoya”),

and the Shareholders of Karmoya

	5.2	Consents and Approvals	18
	5.3	Authorized and Issued Capital Stock	19
	5.4	Other Subsidiaries	19
	5.5	Undisclosed Liabilities	19
	5.6	Intellectual Property	20
	5.7	Personal Property	20
	5.8	Real Property and Other Assets	20
	5.9	Litigation, Complaints, and Government Inquiries	20
	5.10	Employees; Benefits	21
	5.11	Tax Matters	21
	5.12	Financial Statements	22
	5.13	Compliance with Laws	22
	5.14	No Adverse Changes	22
	5.15	Insurance	22
	5.16	Articles of Incorporation; Minute Books	22
	5.17	Brokers	22
	5.18	Exchange Act Reports	22
	5.19	Trading	23

6.	COVENANTS; ADDITIONAL AGREEMENTS		23

	6.1	Affirmative Covenants	23
	6.2	Negative Covenants of Karmoya	23
	6.3	Access and Information	24
	6.4	Confidential Information	25
	6.5	Additional Covenants of GTEC and Karmoya	25
	6.6	Board of Directors	25
	6.7	Resignation of Officers and Directors	25
	6.8	Cost of Karmoya Audited Financial Statements	25
	6.9	Consulting Agreement	25

7.	CLOSING CONDITIONS		26

	7.1	Conditions to the obligations of the Shareholders to Close	26
	7.2	Conditions to GTEC's obligation to Close	26

8.	NOTICES		27

9.	TERMINATION		27

10.	MISCELLANEOUS		28

	10.1	Entire Agreement	28
	10.2	Waiver	28
	10.3	Amendment	28

10.4	Construction	28
10.5	Assignment	28
10.6	Costs and Expenses	28
10.7	Non-Impairment of Rights	28
10.8	Counterparts	28
10.9	Governing Law	29

Exhibits

Exhibit A – List of Karmoya Shareholders, and shares to be exchanged

Schedules

3.5	Karmoya Financial Statement
3.6	Karmoya Intellectual Property Rights
3.8	Karmoya Real Property
3.10	Karmoya Employee Benefits
3.11	Karmoya Tax Matters
3.12	Karmoya Financial Statements
3.13	Karmoya Contracts
3.14	Karmoya Compliance with Laws
3.15	Karmoya Adverse Changes
5.1.2	GTEC Subsidiaries
5.3.3	Outstanding GTEC Warrants and Options
5.5	GTEC Liabilities
5.9.2	GTEC Litigation and Complaints
5.11	GTEC Tax Matters
5.14	GTEC Adverse Changes

SHARE ACQUISITION AND EXCHANGE AGREEMENT

This Share Acquisition and Exchange Agreement (“Agreement”) dated October 1, 2007, is between and among Genesis Technology Group, Inc. ("GTEC”), a corporation organized under the laws of the state of Florida, having an office for the transaction of business at 7900 Glades Road, Suite 420, Boca Raton, Florida 33434, Karmoya International Ltd., (“Karmoya”), a corporation organized under the laws of British Virgin Islands, having an office for the transaction of business at Laiyang Waixiangxing Industrial Park, Laiyang City, Yantai, Shandong Province, China, and the shareholders of Karmoya listed on the signature page and Schedule A hereto, constituting all of the shareholders of Karmoya (collectively, the “Shareholders” and individually a “Shareholder”), each having an address set forth on Schedule A hereto.

WHEREAS, the Shareholders own all of the issued and outstanding shares of Karmoya (“Karmoya Shares”); and

WHEREAS, GTEC desires to acquire from the Shareholders all of the Karmoya Shares making Karmoya a wholly-owned subsidiary of GTEC, and the Shareholders desire to exchange all of their Karmoya Shares (the “Exchange”) for the issuance by GTEC of an aggregate of 597 shares (“GTEC Common Shares”) of the GTEC common stock, par value $.001 per share (the “GTEC Common Stock”) and 5,995,780 shares of the GTEC Series B Convertible Voting Preferred Stock (“GTEC Preferred Shares” and collectively with the GTEC Common Shares the “GTEC Shares”), par value $.001 per share and convertible into 299,789,000 shares of GTEC Common Stock, which GTEC Common Shares and GTEC Preferred Shares upon conversion shall constitute 75% of the issued and outstanding shares of GTEC Common Stock on the day of Closing; and

WHEREAS, the parties hereto acknowledge that at the time of the execution hereof, GTEC does not have sufficient authorized GTEC Common Stock in order to issue, as of the date hereof, sufficient number of shares of GTEC Common Stock so that the Shareholders will have an aggregate amount, in addition to the GTEC Common Shares, of 75% of the outstanding GTEC Common Stock on the Closing Date. The foregoing notwithstanding, it is the desire of the parties hereto that the Agreement be consummated, and that the GTEC Preferred Shares to be issued to the Shareholders shall be automatically converted into GTEC Common Stock immediately upon increase by GTEC of its authorized GTEC Common Stock following the compliance with requirements under the Securities Exchange Act of 1934 and the Florida Business Corporation Act;

WHEREAS, subsequent to the date hereof, and after the Closing Date, Greenview Capital shall transfer into escrow with GTEC, and GTEC will hold in escrow all shares of GTEC Common Stock received pursuant to this Agreement for the benefit of Greenview Capital which would constitute 2% of the outstanding GTEC Common Stock on the Closing Date (“Financing Transaction”) and such shares would be released after such placement agent assists GTEC in raising $30 million in equity financing after the Closing;

WHEREAS, GTEC has 15,554,686 options to purchase its common stock outstanding; and intends to convert 8,806,250 options into 1,761,250 shares of common stock immediately prior to closing;

WHEREAS, the existing shareholders of GTEC as of the date hereof, the holders of the non-converted 7,777,343 options, and the holders converting their 8,806,250 options into 1,761,250 shares of common stock as described above, and the existing GTEC warrantholders and GTEC Series A Preferred stockholders, after giving effect to the issuance of the GTEC Shares to the Shareholders, will own 25% of the outstanding shares of GTEC Common Stock on the Closing Date;

WHEREAS, it is the intention of the parties hereto that: (i) the Exchange shall qualify as a transaction exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), and (ii) the Exchange shall qualify as a “tax-free” transaction within the meaning of Section 368 of the Internal Revenue Code of 1986.

NOW, THEREFORE, in consideration of the foregoing, and the mutual terms, covenants and conditions herein below set forth, the parties agree, as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement:

"Balance Sheet Date" means June 30, 2007;

"Benefit Plan" and "Benefit Plans" have the meanings attributed to such terms in Section 3.10.3 and 5.8.3;

"Closing" means closing of the exchange of the Karmoya Shares for the GTEC Shares in accordance with the terms, and subject to the conditions of this Agreement;

"Closing Date" means the first business day following the satisfaction of the closing conditions described in Section 7 herein, or such other date as the Parties shall mutually agree upon in writing;

"Code" means the Internal Revenue Code of 1986, as amended;

"Commission" means the United States Securities and Exchange Commission;

"Exchange" means the exchange of Karmoya Shares for GTEC Shares;

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"Governmental Entity" means any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign;

"GTEC Common Stock" means the common stock, $.001 par value per share, of GTEC;

“GTEC Common Shares” means 597 shares of GTEC Common Stock;

“GTEC Preferred Shares” means 5,995,780 shares of the Series B Convertible Voting Preferred Stock, $.001 par value per share, of GTEC convertible into 299,789,000 shares of GTEC Common Stock, each share of Series B Convertible Voting Preferred Stock shall entitle the holder thereof to a number of votes equal to the number of whole shares of GTEC Common Stock which the holder of such share of Series B Convertible Voting Preferred Stock would be entitled to vote if the share of Series B Convertible Voting Preferred Stock was converted into GTEC Common Stock immediately prior to such vote without regard to whether or not (x) GTEC has sufficient available GTEC Common Stock to effect the conversion and (y) the Series B Convertible Voting Preferred Stock for any other reason could not be converted at such time into GTEC Common Stock.;

“GTEC Shares” means 597 shares of GTEC Common Stock and 299,789,000 shares of GTEC Preferred Stock;

"GTEC Reports" has the meaning attributed to such term in Section 5.10.1;

"Income Tax" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not;

"Income Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to any Income Tax, including any schedule or attachment thereto, and including any amendment thereof;

"Intellectual Property Right" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, URL's, logos and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium);

"Liability" or "Liabilities" mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto;

"Lien" means any right which (a) shall entitle any Person to terminate, amend, accelerate or cancel any agreement, option, license or other instrument to which GTEC, Karmoya or any Shareholder is a party by reason of the occurrence of (i) a violation, breach or default thereunder by GTEC, Karmoya or any Shareholder, as the case may be; or (ii) an event which with or without notice or lapse of time or both would become a default thereunder; or (b) if exercised by the holder thereof, will (i) entitle such Person to accelerate the performance of any obligations or the payment of any sums owed by GTEC, Karmoya or any Shareholder, as the case may be, under any agreement, option, license or other instrument, or (ii) result in any loss of any benefit under, or the creation of any pledges, claims, equities, options, liens, charges, call rights, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever on any of the property or assets of GTEC, Karmoya or any Shareholder;

"Material Adverse Effect" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of GTEC, or Karmoya or any Shareholder, as the case may be, taken as a whole, or on the ability of any Party to consummate timely the transactions contemplated hereby;

"Karmoya Financial Statements" means the unaudited financial statements for Karmoya for the year ended June 30, 2007.

"Karmoya Shares" means all of the issued and outstanding shares of Karmoya;

"Parties" means collectively, GTEC, Karmoya and the Shareholders;

"Party" means GTEC, Karmoya or any Shareholder, individually;

"Person" means a natural person, company, corporation, partnership, association, trust or any unincorporated organization;

"Rule 144" means Rule 144 promulgated by the Commission under the Securities Act;

"Securities Act" means the United States Securities Act of 1933, as amended;

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary;

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss.59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not;

"Taxation Authority" means any federal, state, local or foreign governmental agency, department or other entity which is authorized by applicable law to assess and collect Taxes;

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof; and

"Treas. Reg." means the regulations promulgated by the United States Department of the Treasury under the Code, as amended.

1.2 Interpretation.

1.2.1 As used in this Agreement, unless the context clearly indicates otherwise:

(a) words used in the singular include the plural and words in the plural include the singular;

(b) reference to any Person includes such person's successors and assigns, but only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(c) reference to any gender includes the other gender;

(d) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation" or "but not limited to" or words of similar import;

(e) reference to any Section means such Section of this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition;

(f) the words "herein," "hereunder," "hereof," "hereto" and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability, and reference to any particular provision of any law shall be interpreted to include any revision of or successor to that provision regardless of how numbered or classified;

(i) relative to the determination of any period of time, "from" means "from and including," "to" means "to but excluding" and "through" means "through and including"; and

(j) the titles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

1.2.2 This Agreement was negotiated by the parties with the benefit of legal representation, and no rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall apply to any construction or interpretation hereof. This Agreement shall be interpreted and construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the parties after substantial negotiations and with full awareness by the parties of the terms and provisions hereof and the consequences thereof.

1.2.3 Where a statement in this Agreement is qualified by the expression "to the best of GTEC’s knowledge," "to the best of Karmoya’s knowledge," "to the best of the Shareholder’s knowledge,” "so far as GTEC is aware," "so far as Karmoya is aware" or "so far as the Shareholder is aware" or any similar expression shall be deemed to include GTEC’s, Karmoya’s or the Shareholder’s actual knowledge and what GTEC, Karmoya or the Shareholder should have known after due and careful inquiry of, in the case of GTEC and Karmoya, the President, the members of the Board of Directors and any relevant person(s) involved in the management of the business of GTEC and Karmoya.

2. ACQUISITION OF KARMOYA BY GTEC; CLOSING

2.1 Exchange of the Karmoya Shares for the GTEC Shares. On the Closing Date, the Shareholders shall exchange, transfer and assign all of the Karmoya Shares to GTEC, and GTEC shall issue and deliver to the Shareholders the GTEC Shares in the amounts to each Shareholder as set forth in Schedule A hereto, subject to the conditions of this Agreement.

2.2 Closing. Closing of the Exchange (“Closing”) shall take place at the offices of law offices of Schneider Weinberger & Beilly, LLP, 2200 Corporate Blvd., N.W., Suite 210, Boca Raton, Florida, 33432. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. The Closing shall occur on the first business day following the satisfaction of the closing conditions described in Section 7 herein (the “Closing Date”) or at such other place, and on such other date, as the Parties may agree in writing.

2.3 Shareholders’ and Karmoya’s Closing Deliveries. At or prior to the Closing, the Shareholders and or Karmoya shall deliver to GTEC the following:

(a) incorporation or formation documents and amendments thereto, certificate of good standing in Karmoya’s jurisdiction of incorporation;

(b) all applicable schedules hereto;

(c) all stock certificates evidencing the ownership of the Karmoya Shares, each of which shall have attached thereto executed blank stock powers dated the Closing Date and signed by the Shareholders;

(d) copies of board, and if applicable, shareholder resolutions approving this Agreement; and

(e) any other document reasonably requested by GTEC that it deems necessary for the consummation of this transaction.

2.4 GTEC's Closing Deliveries. At or prior to the Closing, GTEC shall deliver to the Shareholders the following:

(a) all applicable schedules hereto;

(b) resolutions approved by GTEC’s current Board of Directors appointing designees of Karmoya to the Company’s Board of Directors;

(c) certificates representing GTEC Shares issued in the denominations as set forth opposite the respective names of the Shareholders as set forth on Schedule A on the Closing Date, duly authorized, validly issued, fully paid for and non-assessable;

(d) copies of board, and if applicable, shareholder resolutions approving this transaction and authorizing the issuances of the GTEC Shares hereto;

(e) resignations of Gary Wolfson, Ken Clinton, and Shaohua Tan from the GTEC Board of Directors and as officers of GTEC; and

(f) any other document reasonably requested by the Shareholders that it deems necessary for the consummation of this transaction

3. REPRESENTATIONS AND WARRANTIES OF KARMOYA

Karmoya hereby warrants and represents to GTEC, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

3.1 Power and Authority. Karmoya is a corporation duly organized, validly existing, and in good standing under the laws of the People’s Republic of China, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. Karmoya is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and/or foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. Karmoya has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by Karmoya in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by Karmoya prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation by Karmoya of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Karmoya, and no other corporate proceedings on the part of Karmoya are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by Karmoya, and, assuming this Agreement has been duly executed by GTEC, this Agreement constitutes a valid and binding agreement of Karmoya, enforceable against Karmoya in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

3.2 Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the incorporation and or formation documents of Karmoya, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to Karmoya, or by which either Karmoya or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which Karmoya is a party, or the creation of Liens on any of the property or assets of Karmoya. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Karmoya in connection with the execution of this Agreement or the consummation by it of the transactions contemplated hereby, except for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

3.3 Authorized and Issued Capital Stock. Karmoya is authorized, pursuant to its incorporation and or formation documents, to issue 50,000 shares of common stock,  $1.00 par value. As of the date hereof 10,000 shares of Karmoya's common stock are issued and outstanding, of which the Shareholders own 10,000 shares or 100% . The Karmoya Shares have been duly authorized, are duly and validly issued, fully paid, and nonassessable, and are free of any lien, encumbrance or restrictions on transfer other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws. There is no outstanding security of any kind convertible into or exchangeable for shares or equity ownership interest in Karmoya.

3.4 Subsidiaries. Other than Union Well International Ltd, a Cayman Islands corporation wholly-owned by Karmoya, Karmoya owns no subsidiaries, and on the Closing Date, Karmoya shall not own, or be a party to any agreement to own, any securities of any other corporation, or any other entity or business association of whatever kind.

3.5 Undisclosed Liabilities. As of the Closing Date, Karmoya has no debts, Liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted) except such debts, Liabilities or obligations that have been disclosed to GTEC in this Agreement or in the Karmoya Financial Statements.

3.6 Intellectual Property.

3.6.1 The activities of Karmoya (or of any licensee under any license granted by Karmoya) do not infringe or are not likely to infringe on any Intellectual Property Rights of any third party and no claim has been made, has been threatened, or is likely to be made or threatened, against Karmoya or any such licensee in respect of such infringement.

3.6.2 Details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by Karmoya are set out in Schedule 3.6.

3.6.3 Karmoya does not, as of the date hereof, use in its business any Intellectual Property Rights, other than the Intellectual Property Rights identified on Schedule 3.6, and is under no obligation to pay license fees or royalties for any Intellectual Property Rights other than those identified on said Schedule.

3.7 Personal Property. Karmoya has good and marketable title to, or in the case of leased or licensed personal property, it has valid leasehold or license interests in, all personal property, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such personal property is subject to any Liens, other than:

3.7.1 Liens that do not materially detract from the value of the personal property as now used, or materially interfere with any present or intended use of the personal property; or

3.7.2 Liens reflected on the Karmoya Financial Statements.

3.7.3 Each item of personal property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

3.8 Real Property.

3.8.1 Karmoya does not own any real property. All real property used by Karmoya is leased by Karmoya as leasee or subleasee. Schedule 3.8 sets forth all leases and subleases of the real property leased by Karmoya (the "Leases"), true and correct copies of which have been previously provided to GTEC.

3.8.2 The Leases are valid, binding and enforceable in accordance with their respective terms, and there does not exist under any such Lease any default by Karmoya or, to Karmoya's and Cao Wubo’s knowledge, by any other Person, or any event that, with notice or lapse of time or both, would constitute a default by Karmoya or, to Karmoya's and Cao Wubo’s knowledge, by any other Person. Karmoya has delivered to GTEC complete and accurate copies of all Leases, including all amendments and agreements related thereto. All rent and other charges currently due and payable under the Leases have been paid.

3.9 Litigation and Complaints.

3.9.1 Karmoya is not engaged in any litigation or arbitration proceedings, and there are no such proceedings pending or, to the knowledge of Karmoya and each Shareholder, threatened against or by Karmoya. To the best of Karmoya's and each Shareholder’s knowledge, there are no matters or circumstances which are likely to give rise to any litigation or arbitration proceedings by or against Karmoya.

3.9.2 Karmoya is not subject to any investigation, inquiry or enforcement proceedings or processes by any Governmental Entity, and to the best of Karmoya's and each Shareholder’s knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process.

3.10 Employees; Benefits.

3.10.1 Karmoya has no employees. There are no outstanding offers (whether accepted or not) of employment made to any Person by Karmoya.

3.10.2 Karmoya is not party to or bound by any collective bargaining, shop or similar agreements.

3.10.3 Karmoya does not have any "employee benefit plans" including, but not limited to, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by Karmoya (each of which is referred to as a "Benefit Plan" and all of which are collectively referred to as the "Benefit Plans"), other than the employment contracts, medical, dental, vision, disability, life insurance and or vacation benefits.

3.11 Tax Matters.

3.11.1 Karmoya has filed, all central governmental, provincial and local Income Tax Returns and all other material Tax Returns that it was required to file since the date of its organization.

3.11.2 To the best of Karmoya's and each Shareholder’s knowledge, Karmoya has paid all Taxes that it was required to pay since the date of its organization.

3.11.3 Karmoya is not currently the beneficiary of any extension of time within which to file any Tax Return.

3.11.4 To the best of Karmoya's and each Shareholder’s knowledge, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Karmoya.

3.11.5 There is no material dispute or claim concerning any Tax liability of Karmoya either (i) claimed or raised by any Taxation Authority in writing or (ii) as to which Karmoya has knowledge, except for those reflected on the Karmoya Financial Statements or identified in Schedule 3.11 hereof.

3.12 Financial Statements. Schedule 3.12 contains copies of the unaudited balance sheet of Karmoya at June 30, 2007 and the related statement of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, then ended prepared by the Karmoya’s management (the “Karmoya Financial Statements”). Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited statements, to the extent they may exclude footnotes, may be condensed or summary statements or subject to year end adjustments) and fairly present in all material respects the financial position of Karmoya as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

3.13 Contracts. A copy of each of the material contracts, instruments, agreements, or understandings, whether written or oral, to which Karmoya is a party that relates to or affects the assets or operations of Karmoya or to which Karmoya’s assets or operations may be bound or subject (collectively, the “Contracts”), has been made available to GTEC, a list of which is attached hereto as Schedule 3.13. Each of the Contracts is a valid and binding obligation of Karmoya and in full force and effect, except for where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement a material contract shall be any contract or agreement involving consideration in excess of $10,000. There are no existing defaults by Karmoya thereunder or, to the knowledge of Karmoya or the Shareholders, by any other party thereto, which defaults, individually or in the aggregate, would have a Material Adverse Effect.

3.14 Compliance with Laws. Except as set forth on Schedule 3.14, Karmoya is conducting its business or affairs in material compliance with applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. Karmoya has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

3.15 No Adverse Changes. Except as set forth on Schedule 3.15, since June 30, 2007, there has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or Liabilities of Karmoya as reflected in the Karmoya Financial Statements, (b) any material loss sustained by Karmoya, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of Karmoya’s business, or (c) to the knowledge of Karmoya and the Shareholders, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of Karmoya.

3.16 Insurance. Karmoya has no insurance policy. Upon completion of the merger, Karmoya shall maintain the Directors and Officers Insurance, which GTEC has in place.

3.17 Incorporation or Formation Documents; Minute Books. The copies of the incorporation or formation documents of Karmoya, and all amendments to each are true, correct and complete. The minute book of Karmoya contain true and complete records of all meetings and consents in lieu of meetings of their Board of Directors (and any committees thereof), or similar governing bodies, since the time of their respective organization. The stock records of Karmoya are true, correct and complete.

3.18 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried without the intervention of any Person in such a manner as to give rise to any valid claim by any Person against Karmoya or any Shareholder for a finder’s fee, brokerage commission or similar payment.

4. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder hereby warrants and represents to GTEC, severally but not jointly, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

4.1 Power and Authority. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by such Shareholder prior to or at the Closing, the performance of such Shareholder’s obligations hereunder and thereunder and the consummation by such Shareholder’s of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder, and no other proceedings on the part of the Shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by such Shareholder, and, assuming this Agreement has been duly executed by Karmoya and GTEC, this Agreement constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.2 Ownership of Karmoya Shares. Such Shareholder is a record and beneficial owner of the Karmoya Shares listed on Schedule A, all of which Karmoya Shares are owned free and clear of all Liens, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating such Shareholder= to sell or transfer to any third person any of the Karmoya Shares owned by such Shareholder, or any interest therein. Such Shareholder have full power and authority to exchange, transfer and deliver to GTEC the Karmoya Shares held by him.

4.3 Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to such Shareholder, or (b) by which either such Shareholder or their properties or assets may be bound or affected, or result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which such Shareholder is a party, or the creation of Liens on any of the properties or assets of such Shareholder. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by such Shareholder in connection with the execution of this Agreement by such Shareholder or the consummation by them of the transactions contemplated hereby, except for such other consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

4.4 Investment Representations.

4.4.1 Such Shareholder is acquiring the GTEC Shares to be delivered by GTEC hereunder for their own account with the present intention of holding such securities for purposes of investment, and that he has no intention of distributing such GTEC Shares or selling, transferring or otherwise disposing of such GTEC Shares in a public distribution, in any of such instances, in violation of the federal securities laws of the United States of America.

4.4.2 Such Shareholder understands that (a) the GTEC Shares that he shall acquire hereunder are "Restricted Securities," as defined in Rule 144; (b) such GTEC Shares have not been registered under the Securities Act, and are being issued in reliance on exemptions for private offerings contained in Section 4(2) of the Securities Act; (c) the GTEC Shares may not be distributed, re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act; and (d) until such time as the GTEC Shares become eligible for sale by it, either pursuant to the registration of such GTEC Shares under the Securities Act, or pursuant to a valid exemption from such registration, the certificates evidencing the Shareholder’s ownership of the GTEC Shares shall contain the following legend:

"The shares of common stock evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"). Such shares may not be sold, transferred, pledged, hypothecated or otherwise disposed of unless they have been so registered or the issuer of such shares shall have received an opinion of counsel satisfactory to it to the effect that registration thereof for purposes of transfer is not required under the Act or the securities laws of any state."

4.4.3 Such Shareholder is fully aware of the restrictions on sale, transferability and assignment of the GTEC Shares, and that they must bear the economic risk of retaining ownership of such securities for an indefinite period of time. Such Shareholder is aware that (a) the GTEC Shares will not be registered under the Securities Act; and (b) because the issuance of the GTEC Shares has not been registered under the Securities Act, an investment in the GTEC Shares cannot be readily liquidated if the Shareholder desire to do so, but rather may be required to be held indefinitely.

4.5 Information on Shareholders. Such Shareholder is an “accredited investor,” as such term is defined in Regulation D promulgated under the Securities Act, or is otherwise experienced in investments and business matters, has made investments of a speculative nature and has such knowledge and experience in financial, tax and other business matters as to enable him to evaluate the merits and risks of, and to make an informed investment decision with respect to, this Agreement. Such Shareholder understands that his acquisition of the GTEC Shares is a speculative investment, and such Shareholder represents that he is able to bear the risk of such investment for an indefinite period, and can afford a complete loss thereof.

5. REPRESENTATIONS AND WARRANTIES OF GTEC

GTEC hereby warrants and represents to Karmoya and the Shareholders, as of the date of this Agreement and with the same force and effect on the Closing Date as if then made, as follows:

5.1 Power and Authority of GTEC.

5.1.1 GTEC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its properties and assets. GTEC is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of its assets or the nature or conduct of its business requires it to be so qualified or licensed. GTEC has all requisite corporate power and authority to execute and deliver this Agreement and each instrument to be executed and delivered by GTEC in connection with the Closing, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each instrument required hereby to be executed and delivered by GTEC prior to or at the Closing, the performance of its obligations hereunder and thereunder and the consummation by GTEC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GTEC, and no other corporate proceedings on the part of GTEC are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed by GTEC, and, assuming this Agreement is duly executed by the Shareholders and Karmoya, this Agreement constitutes a valid and binding agreement of GTEC, enforceable against GTEC in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

5.1.2 Schedule 5.1.2 provides a list of each Subsidiary of GTEC. Each Subsidiary of GTEC is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted or proposed to be conducted. Each Subsidiary of GTEC is in good standing as a foreign corporation in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any such failure, which when taken together with all other failures, is not likely to have a Material Adverse Effect on the business of GTEC taken as a whole.

5.2 Consents and Approvals. The execution and performance of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions of this Agreement will not (a) conflict with or violate the Articles of Incorporation or Bylaws of GTEC, (b) conflict with or violate any statute, ordinance, rule, regulation, judgment, order, writ, injunction, decree or law applicable to GTEC, or by which GTEC or its properties or assets may be bound or affected, or (c) result in a violation or breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any benefit under, any contract, agreement or arrangement to which GTEC is a party, or the creation of Liens on any of the property or assets of GTEC, other than the outstanding warrants and options previously disclosed in the GTEC Reports. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by GTEC in connection with the execution of this Agreement by GTEC or the consummation by it of the transactions contemplated hereby, except for consents, approvals, orders, authorizations, registrations, declarations or filings, the failure of which to obtain would not individually or in the aggregate have a Material Adverse Effect.

5.3 Authorized and Issued Capital Stock. On the Closing Date:

5.3.1 GTEC is authorized, pursuant to its Articles of Incorporation, to issue 220,000,000 shares of capital stock, 200,000,000 of which are common stock, $.001 par value per share, and 20,000,000 of which are preferred stock, $.001 par value per share, issuable in one or more series. GTEC currently has 88,525,370 shares of GTEC Common Stock issued and outstanding, 218,000 shares of preferred stock has been designated as Series A Preferred Stock of which 15,400 shares are issued and outstanding and convertible into 663,793 shares of GTEC Common Stock; all of which shall be converted into common stock at or prior to Closing and at least 8,000,000 of which has been designated as Series B Preferred Stock. Subject to any subsequent stock splits, stock dividends, combinations and the like after the date of this Agreement, each share of Series B Preferred Stock shall be convertible into fifty (50) shares of GTEC Common Stock. The GTEC Shares have been duly authorized, and when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, will be free of any lien, encumbrance or restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

5.3.2 After Closing, no more than 88,525,967 shares of GTEC Common Stock shall be issued and outstanding.

5.3.3 GTEC shall not have any outstanding options or warrants other than those previously disclosed in the latest GTEC Report on Form 10-KSB or Form 10-QSB (“Latest GTEC Report”) or otherwise identified in Schedule 5.3.3.

5.4 Other Subsidiaries. GTEC does not own, and has not agreed to acquire, any securities of any other corporation, or any other entity or business association of whatever kind other than those disclosed in Schedule 5.1.2 hereof.

5.5 Undisclosed Liabilities. As of the Closing Date, except for those Liabilities identified on Schedule 5.5, GTEC shall not have any debts, Liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, unliquidated or otherwise and whether due or to become due) arising out of transactions entered into on or prior to the Closing Date, or any transaction, series of transactions, action or inaction occurring on or prior to the Closing Date, or any state of facts or condition existing on or prior to the Closing Date (regardless of when such liability or obligation is asserted) except such debts, Liabilities or obligations that have been disclosed to the Shareholders in this Agreement.

5.6 Intellectual Property.

5.6.1 The activities of GTEC (or of any licensee under any license granted by GTEC) do not infringe or are not likely to infringe on any Intellectual Property Rights of any third party and no claim has been made, has been threatened, or is likely to be made or threatened, against GTEC or any such licensee in respect of such infringement.

5.6.2 Details of all registered Intellectual Property Rights (including applications to register the same) and all commercially significant unregistered Intellectual Property Rights owned or used by GTEC are identified in the GTEC Reports.

5.6.3 GTEC does not, as of the date hereof, use in its business any Intellectual Property Rights, other than the Intellectual Property Rights identified in the GTEC Reports, and is under no obligation to pay license fees or royalties for any Intellectual Property Rights other than those identified on said GTEC Reports.

5.7 Personal Property. GTEC has good and marketable title to, or in the case of leased or licensed personal property, it has valid leasehold or license interests in, all personal property, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practices. None of such personal property is subject to any Liens, other than:

5.7.1 Liens that do not materially detract from the value of the personal property as now used, or materially interfere with any present or intended use of the personal property; or

5.7.2 Liens reflected on the GTEC Financial Statements or in the GTEC Reports.

5.7.3 Each item of personal property has no material defects, is in good operating condition and repair (ordinary wear and tear excepted), and is generally adequate for the uses to which it is being put.

5.8 Real Property and Other Assets. GTEC does not own or lease any real property, and does not own, lease or license the use of any other assets other than those previously disclosed in the GTEC Reports.

5.9 Litigation; Complaints; Government Inquiries.

5.9.1 GTEC is not engaged in any litigation or arbitration proceedings, except as identified in the GTEC Reports, and there are no other such proceedings pending or, to the knowledge of GTEC, threatened against or by GTEC. To the best of GTEC's knowledge, there are no matters or circumstances which are likely to give rise to any additional litigation or arbitration proceedings by or against GTEC.

5.9.2 GTEC is not subject to any investigation, inquiry, unresolved SEC comments or enforcement proceedings or processes by any Governmental Entity, and to the best of GTEC's knowledge, there are no matters or circumstances which are likely to give rise to any such investigation, inquiry, proceedings or process, except as provided on Schedule 5.9.2.

5.10 Employees; Benefits.

5.10.1 GTEC has five (5) full and part-time employees. There are no outstanding offers (whether accepted or not) of employment made to any Person by GTEC.

5.10.2 GTEC is a not party to or bound by any collective bargaining, shop or similar agreements.

5.10.3 Except for GTEC's 2002 Stock Option Plan, 2003 Stock Option Plan, the 2004 Stock Plan, and as identified in the GTEC Reports, GTEC does not have any "employee benefit plans" including, but not limited to, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including those providing medical, dental, vision, disability, life insurance and vacation benefits, whether written or unwritten, qualified or unqualified, funded or unfunded, currently maintained, or contributed to, or required to be maintained or contributed to, by GTEC (each of which is referred to as a "Benefit Plan" and all of which are collectively referred to as the "Benefit Plans").

5.11 Tax Matters.

5.11.1 GTEC has filed, all federal Income Tax Returns and all other material Tax Returns that it was required to file since the date of its organization.

5.11.2 To the best of GTEC's knowledge, GTEC has paid all Taxes that it was required to pay since the date of its organization, except for those identified in Schedule 5.11 hereof.

5.11.3 GTEC is not currently the beneficiary of any extension of time within which to file any Tax Return.

5.11.4 To the best of GTEC's knowledge, there are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of GTEC.

5.11.5 There is no material dispute or claim concerning any Tax liability of GTEC either (i) claimed or raised by any Taxation Authority in writing or (ii) as to which GTEC has knowledge.

5.12 Financial Statements. The balance sheet of GTEC at September 30, 2006 and the related statements of operations, stockholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, as audited by Sherb & Co., LLP, certified public accountants and the unaudited balance sheet of the GTEC at June 30, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine month period then ended prepared by the GTEC management (the “GTEC Financial Statements”) are contained in the GTEC Reports. As of their respective dates, the financial statements of the GTEC included in the GTEC Reports complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes, may be condensed or summary statements or subject to year end adjustments) and fairly present in all material respects the financial position of GTEC as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

5.13 Compliance with Laws. Except as set forth in the GTEC Reports, GTEC is conducting its business or affairs in material compliance with applicable law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers. GTEC has received any notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement.

5.14 No Adverse Changes. Except as set forth on Schedule 5.14, since March 31, 2007, there has not been (a) any material adverse change in the business, prospects, the financial or other condition, or the respective assets or Liabilities of GTEC as reflected in the GTEC Financial Statements, (b) any material loss sustained by GTEC, including, but not limited to any loss on account of theft, fire, flood, explosion, accident or other calamity, whether or not insured, which has materially and adversely interfered, or may materially and adversely interfere, with the operation of GTEC’s business, or (c) to the knowledge of GTEC and the Shareholders, any event, condition or state of facts, including, without limitation, the enactment, adoption or promulgation of any law, rule or regulation, the occurrence of which materially and adversely does or would affect the results of operations or the business or financial condition of GTEC.

5.15 Insurance. GTEC maintains insurance against all risks customarily insured against by companies in its industry. All such policies are in full force and effect, and GTEC has not received any notice from any insurance company suspending, revoking, modifying or canceling (or threatening such action) any insurance policy issued to GTEC.

5.16 Articles of Incorporation; Minute Books. The copies of the Articles of Incorporation and Bylaws of GTEC, and all amendments to each are true, correct and complete. The minute book of GTEC contain true and complete records of all meetings and consents in lieu of meetings of their Board of Directors (and any committees thereof), or similar governing bodies, and shareholders since the time of the date of organization. The stock records of GTEC are true, correct and complete.

5.17 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried without the intervention of any Person in such a manner as to give rise to any valid claim by any Person against GTEC or any Shareholder for a finder’s fee, brokerage commission or similar payment.

5.18 Exchange Act Reports.

5.12.1 GTEC has filed with the Commission all forms, reports, schedules, statements and other documents required to be filed by it pursuant to Section 13 or 15 of the Exchange Act through the date of this Agreement (as such documents have been amended since the time of their filing, collectively, the "GTEC Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the GTEC Reports, including, without limitation, any financial statements or schedules included therein, to the best of GTEC's knowledge, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission promulgated thereunder applicable to such GTEC Reports, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of GTEC is required to file any forms, reports or other documents with the Commission pursuant to Sections 13 or 15 of the Exchange Act.

5.12.2 GTEC keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of GTEC and its Subsidiaries.

5.19 Trading. The Company’s Common Stock is currently listed for trading on the Over the Counter Bulletin Board, (“OTCBB”) and the Company has received no notice that its Common Stock is subject to being delisted therefrom. Since December 31, 2002, (i) the Common Stock has been designated for quotation on the OTCBB, (ii) trading in the Common Stock has not been suspended by the SEC or the OTCBB and (iii) the Company has received no communication, written or oral, from the SEC or the OTCBB regarding the suspension or delisting of the Common Stock from the OTCBB.

5.20. Disclosure Procedures; Internal Accounting Controls. GTEC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. GTEC has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for GTEC and designed such disclosure controls and procedures to ensure that material information relating to GTEC is made known to the certifying officers by others within those entities, particularly during the period in which GTEC’s Form 10-KSB or 10-QSB, as the case may be, is being prepared. GTEC’s certifying officers have evaluated the effectiveness of GTEC’s controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the fiscal quarter ended September 30, 2007 (such date, the “Evaluation Date”). GTEC presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in GTEC’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to GTEC’s knowledge, in other factors that could significantly affect GTEC’s internal controls.

5.21 No SEC or NASD Inquiries. Neither the GTEC nor any of its past or present officers or directors is the subject of any formal or informal inquiry or investigation by the SEC or NASD., except as is set forth on Schedule 5.9.2. GTEC currently does not have any outstanding comment letters or other correspondences from the SEC or the NASD.

6. COVENANTS; ADDITIONAL AGREEMENTS

6.1 Affirmative Covenants. Prior to the Closing Date or the earlier termination of this Agreement, pursuant to Section 8 hereof, unless otherwise specifically provided in this Agreement or consented to in writing by GTEC, the Shareholders and LCPC, GTEC and Karmoya each shall: (i) operate its business and conduct its affairs only in the usual and ordinary course consistent with past practices, and in such manner as shall be consistent with all representations and warranties of GTEC and Karmoya so that the same remain true and accurate as of the Closing Date; (ii) preserve substantially intact its business organization, maintain its rights and franchises, use its reasonable efforts to retain the services of its officers and key employees and maintain its relationships with its customers and suppliers.

6.2 Negative Covenants. Except as specifically provided in this Agreement or otherwise consented to in writing by the other party (such other party being GTEC or Karmoya (which consent shall not be unreasonably withheld), as applicable) from the date of this Agreement until the Closing Date, or until the earlier termination of this Agreement, neither GTEC nor Karmoya shall do any of the following:

(a) (i) increase the compensation payable or to become payable to any director of officer; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; or (iii) establish, adopt, enter into, or amend, any Benefit Plan except as may be required by applicable Law except in any case for customary bonus or increases in the ordinary course of business or as required by contract;

(b) declare, set aside or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

(c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities.

(d) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person;

(e) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets, except for dispositions of assets in the ordinary course of business and consistent with past practice;

(f) initiate, solicit, encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction, or enter into discussions or negotiate with any person or entity in furtherance of such inquires or otherwise with respect to a competing transaction, or agree to or endorse any competing transaction, or authorize or permit any of the officers, directors or employees of Karmoya or any investment banker, financial advisor, attorney, accountant or other representative retained by Karmoya to take any such action;

(g) propose or adopt any amendments to its incorporation or formation documents;

(h) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice;

(i) (i) change any of its methods of accounting in effect at September 30, 2007 (ii) make or rescind any express or deemed election relating to taxes, or (iii) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ended December 31, 2007, except, in the case of clause (i) or (ii) as may be required by Law or generally accepted accounting principles;

(j) agree in writing or otherwise to do any of the foregoing.

6.3 Access and Information. GTEC and Karmoya shall: (i) provide to each party and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the other party and to the books and records thereof; (ii) furnish promptly to the other party and their representatives such information concerning the business, properties, contracts, records and personnel of the other party (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such party; each party shall keep such information confidential in accordance with the terms of Section 6.4.

6.4 Confidential Information. In connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby, each party hereto will have access to data and confidential information relating to the other party. Each party hereto shall treat such data and information as confidential, preserve the confidentiality thereof and not duplicate or use such data or information, except in connection with the transactions contemplated hereby, and in the event of the termination of this Agreement for any reason whatsoever, each party hereto shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use reasonable efforts, including instructing its employees who have had access to such information, to keep confidential and not to use any such data or information; provided, however, that such obligations shall not apply to any data and information (i) which at the time of disclosure, is available publicly, (ii) which, after disclosure, becomes available publicly through no fault of the receiving party, (iii) which the receiving party knew or to which the receiving party had access prior to disclosure by the disclosing party, (iv) which is required by law, regulation or exchange rule, or in connection with legal process, to be disclosed, (v) which is disclosed by a receiving party to its attorneys or accountants, who shall respect the above restrictions, or (vi) which is obtained in connection with any Tax matters and is disclosed in connection with the filing of Tax returns or claims for refund or in conducting an audit or other proceeding.

6.5 Additional Covenants of GTEC and Karmoya. From the date of this Agreement until the Closing Date, or until the earlier termination of this Agreement, GTEC and Karmoya shall not take or agree in writing or otherwise take any action which would make any of the representations or warranties of GTEC or Karmoya contained in this Agreement untrue or incorrect or prevent GTEC or Karmoya from performing or causing or cause GTEC and Karmoya not to perform their covenants hereunder.

6.6 Board of Directors. The Board of Directors of GTEC currently consists of five (5) members. Immediately following the Closing Date, GTEC shall increase the number of members to its Board of Directors to eight (8) members. Karmoya shall appoint six (6) directors, and GTEC shall appoint two (2) directors to fill the allocated number of seats.

6.7 Resignation of Officers and Directors. At the Closing, Gary Wolfson, Ken Clinton, and Shaohua Tan shall resign as director of GTEC and all officers of GTEC shall resign (and their respective employment agreements shall be terminated, if any) and designees of Karmoya as listed below shall be appointed as directors and officers:

Name	Title

Cao Wubo	Chief Executive Officer and Chairman of the Board

Xu Haibo	Vice President, Chief Operating Officer and Director

Feng Xiaowei	Director

Huang Lei	Director

Ge Jian	Director

Zhang Yihua	Director

Ms Elsa Sung	Chief Financial Officer

Mr Dong Lining	Vice President, Director of Technology

Mr Yang Weidong	Vice President, Director of Sales

Mr Xin Jingsheng	Director of Equipment

Ms Xue Hong	Controller

Only Rodrigo Arboleda and Robert Cain will remain as current members of the Board of Directors.

6.8 Cost of Karmoya Audited Financial Statements. Prior to the Closing Date, GTEC agrees to pay all costs and fees for the preparation of the Karmoya Audited Financial Statements and the Karmoya Unaudited Financial Statements, each as defined in Section 7.2.4 herein.

6.9 Consulting Agreement. Immediately following the Closing, GTEC shall engage Cawston Enterprises, Ltd., a Beijing-based consulting company, to assist Karmoya and GTEC in the transition pursuant to the Exchange, both in China and the U.S.  For a period of six (6) months, GTEC shall pay to the Consultant $25,000 per month or a single payment, to cover the same period, of $100,000 to be paid within three (3) days of closing the merger between Laiyang Jiangbo Pharmaceuticals, Ltd. and Genesis Technology Group, Inc. This consulting agreement shall be approved and signed by Mr Cao Wubo.

6.10 Liabilities. Other than the liabilities set forth on Schedule 5.5, GTEC shall satisfy all other outstanding liabilities.

6.11 Conversion of Options. GTEC shall cause 8,806,250 options to be converted into 1,761,250 shares of its common stock, such that there are 7,777,343 options outstanding at Closing.

6.12 Special Shareholders’ Meeting; Increase in Authorized Number of Shares. GTEC’s Board of Directors shall call a special shareholders’ meeting to be held within 60 days of the Closing to vote upon (i) an increase in the authorized number of shares of common stock to at least 600,000,000; or alternatively, a reverse stock split in which at least every seven (7) shares of common stock shall be combined into one (1) share, or a combination of the two and (ii) an increase of the authorized number of directors. Gary Wolfson, Ken Clinton, and their affiliates and Dr. Joshua Tan agree to vote all of their shares of GTEC voting stock at such meeting in favor of each of such resolutions.

6.13 Supermajority Voting Stock. GTEC and the other parties acknowledge and agree that a material inducement to cause Mr. Cao Wubo, a major shareholder of KIL to enter into this Agreement is that GTEC shall establish an additional class of preferred shares called “Series C Preferred Stock” with super voting rights, but no economic rights for the purpose of providing him with a majority of the voting equity securities of GTEC. The rights and number of Series C Preferred Stock to be issued to Mr. Cao shall be negotiated in good faith between Mr. Cao and GTEC following the Closing.

6.14 Transfer of Assets and Liabilities; Distribution. The Shareholders understand that GTEC intends to discontinue its current operations, liquidate the current assets of GTEC (“GTEC Assets”) and distribute the liquidation proceeds from the GTEC Assets to the shareholders of GTEC in accordance with the GTEC Articles of Incorporation and applicable corporate and securities laws. Immediately prior to the Closing, GTEC shall transfer all of the GTEC Assets and all liabilities of GTEC incurred prior to the Closing to a wholly-owned subsidiary of GTEC for the foregoing described purpose. GTEC agrees to satisfy all GTEC Liabilities transferred to such wholly-owned subsidiary with the proceeds of the GTEC Assets prior to making any distribution. The Shareholders agree to waive and hereby waive any and all interest they may have in the distribution of the GTEC Assets or proceeds from the liquidation of the GTEC Assets. The Shareholders also agree that any transferee of the GTEC Shares or shares of common stock received upon the conversion of the GTEC Preferred Stock (other than transferees through sales of publicly registered securities, or sales exempt from registration under Rule 144 or Rule 144(k) or any similar transaction) shall also agree to waive, and waive, any and all interest they may have in the distribution of the GTEC Assets or proceeds from the liquidation of the GTEC Assets.

6.15 Legal Opinion. KIL shall retain legal counsel licensed under the laws of the British Virgin Islands and cause such counsel to issue a customary legal opinion addressed to GTEC.

7. CLOSING CONDITIONS

7.1 Conditions to the obligations of the Shareholders Close. The obligation of the Shareholders to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment to the satisfaction of the Shareholders, or the waiver by the Shareholders, at or prior to the Closing of each of the following conditions:

7.1.1 Each of the representations and warranties of GTEC contained in Article 5 shall be true, correct and complete on and as of the Closing Date as though then made.

7.1.2 That the parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

7.1.3 No material adverse change shall have occurred in the financial, business or trading conditions of Karmoya from the date hereof up to and including the Closing Date.

7.1.4 Legal opinion of Schneider Weinberger & Beilly LLP, as GTEC counsel.

7.2 Conditions to GTEC's obligation to Close. The obligation of GTEC to consummate the transactions contemplated hereby at the Closing is subject to the fulfillment to the satisfaction of GTEC, or the waiver by GTEC, at or prior to the Closing, of each of the following conditions:

7.2.1 Each of the representations and warranties of Karmoya contained in Article 3, and each of the representations and warranties of the Shareholders contained in Article 4 shall be true, correct and complete on and as of the Closing Date as though then made.

7.2.2 That the parties shall have performed or complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them prior to or at the time of the Closing.

7.2.3 No material adverse change shall have occurred in the financial, business or trading conditions of Karmoya from the date hereof up to and including the Closing Date.

7.2.4 Receipt by GTEC of (i) an unaudited balance sheet, related statement of income, retained earnings and changes in financial position, and statement of cash flow of Karmoya for the year ended June 30, 2007 (“Karmoya Financial Statements”) as required by GTEC for regulatory purposes, including the Securities and Exchange Commission, in each case which are not materially adverse compared to the tax returns and or unaudited financial information provided by Karmoya to GTEC for the relevant periods.

7.2.5 Legal opinion of Allbright Law Offices, as Karmoya counsel.

8. TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to or, at Closing, by:

(a) The mutual agreement of the Parties;

(b) Any Party if:

(i) Any provision of this Agreement applicable to a Party shall be materially untrue or fail to be accomplished;

(ii) Any legal proceeding shall have been instituted or shall be imminently threatening to delay, restrain or prevent the consummation of this Agreement; or

(iii) by October 24, 2007, the closing conditions are not satisfied.

8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.2, this Agreement shall become void, there shall be no liability under this Agreement on the part of GTEC, the Shareholders or Karmoya or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease.

9. NOTICES

9.1 All notices and other communications hereunder shall be in writing and shall be deemed given if sent by e-mail transmission (if receipt is electronically confirmed), or by a prepaid overnight courier service (if receipt is confirmed in writing) addressed to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

9.1.1	In the case of the Shareholders and Karmoya:

Karmoya International Ltd.
Middle Section, Longmao Street
Area A, Laiyang Waixiangxing Industrial Park
Laiyang City, Yantai, Shandong
China

Attn: Mr Cao Wubo

9.1.2	In the case of GTEC:

Genesis Technology Group, Inc.
7900 Glades Road
Suite 420
Boca Raton, Florida 33434
Attention: Adam Wasserman, CFO

10. MISCELLANEOUS

10.1 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter contained herein. All prior negotiations and agreements between the parties hereto with respect to the transactions provided for herein are superseded by this Agreement.

10.2 Waiver. No waiver of any of the provisions of this Agreement shall be effective against any party to this Agreement unless reduced in writing and duly signed by such party. The waiver by any party of any right hereunder or of any breach of any of the terms hereof or defaults hereunder shall not be deemed a waiver of any other rights or any subsequent breach or default, whether of the same or of a similar nature, and shall not in any way affect the terms hereof except to the extent of such waiver.

10.3 Amendment. This Agreement can not be amended or modified unless made in writing and duly signed by or on behalf of the Shareholders, Karmoya and GTEC.

10.4 Construction. Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law and in such a way as to, as closely as possible, achieve the intended economic effect of such provision and this Agreement as a whole, but if any provision contained herein is, for any reason, held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or any other provisions hereof, unless such a construction would be unreasonable.

10.5 Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assignees.

10.6 Costs and Expenses. Each party shall pay its own and its advisers' fees and expenses (including financial and legal advisors) incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated herein.

10.7 Non-Impairment of Rights. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

10.8 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart, or facsimile of a counterpart, of the Agreement signed by the other party or parties hereto. Delivery of an executed copy of this Agreement by facsimile transmission shall have the same effect as delivery of an originally executed copy of this Agreement, whether an originally executed copy shall be delivered subsequent thereto.

10.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Florida excluding the conflicts of laws provisions thereof. The parties agree that the exclusive jurisdiction and venue of any action with respect to this Agreement shall be in the courts of Palm Beach County, Florida, and each of the parties hereby submits to the exclusive jurisdiction and venue of such courts for the purpose of such action.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

Genesis Technology Group, Inc.		Karmoya International Ltd.

By:		By:
	Gary L. Wolfson, Chief Executive Officer	Name:
Title:

Shareholders of Karmoya International Ltd.

Wang Shuo	Ai Yunian

Zhao Qun	Chang Zhaozhen

FOR: Cawston Enterprises	FOR: Greenview Capital

By:	By:
Name:	Name:
Title:	Title:

Cao Wubo	Xun Guihong

Zhang Yihua

Schedule A

Name	Amount of Karmoya Shares	Amount of GTEC Common Stock	Amount of GTEC Preferred Stock
Wang Shuo	267	39	159,887
Ai Yunian	400	34	239,831
Zhao Qun	267	39	159,887
Chang Zhaozhen	133	45	79,943
Cawston Enterprises	400	34	239,831
Greenview Capital*	267	39	159,887
Cao Wubo**	4,215
Xun Guihong**	3,224
Zhang Yihua**	827

* GTEC Shares to be held in escrow pending a $30 million financing of GTEC equity securities assisted by Greenview Capital. The stock certificate for Greenview Capital shall be sent to Gary Wolfson at 7900 Glades Road, Suite 420, Boca Raton, Florida 33434.

** GTEC Shares to be issued to Cao Wubo, Xun Guihong and Zhang Yihua shall be assigned to other third parties as set forth on the next page.

•	All stock certificates including certificates on next page, but except for the stock certificate for Greenview Capital, shall be sent to:

Dr Shaohua Tan
Suite 702, Building 1, Yishuiyuan,
Wanliu East Road, Haidian District,
Beijing 100089, China
Tel: 133 1131 3763

ASSIGNEES OF THREE (3) LJPC SHAREHOLDERS

Name	Amount of GTEC Common Stock	Amount of GTEC Preferred Stock
Verda International Limited	11	3,885,273
Wang Renhui	40	447,685
Wang Xin	39	159,887
Han Cuifen	39	159,887
Cui Baohong	34	95,932
Liu Defu	19	7,994
Wang Shuzhong	19	7,994
Zhang Qingjun	39	15,988
Xing Jun	19	7,994
Ge Jian	19	7,994
Zhang Guijun	19	7,994
Feng Shusen	45	79,943
Ju Hongying	25	71,949

Schedule 5.1.2

Genesis China, Inc. (a Florida corporation)

Genesis Equity Partners, LLC (a Florida limited liability company)

Genesis Equity Partners II, LLC (a Florida limited liability company)

Genesis Equity Partners, LLC (Huayang) (a Delaware limited liability company)

Genesis Equity Partners, LLC (Liziyuan) (a Delaware limited liability company)

Genesis Equity Partners, LLC (Site) (a Delaware limited liability company)

GTEC Holdings, LLC (a Delaware limited liability company)

Schedule 5.10.13